EXHIBIT 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports First Quarter 2008 Earnings
MIDDLEFIELD, OHIO, April 22, 2008 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today announced first quarter 2008 net income of $737,000, equivalent to diluted earnings per share of $0.47. For the first quarter of 2007, net income was $752,000, with diluted earnings per share of $0.49. This represents a decrease in net income of 2.0%.
“Continuing the pattern that emerged in the second half of 2007, the first quarter of 2008 has continued as a very challenging operating environment for financial institutions,” commented Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp. “In light of both the broader economic conditions and those more local to our operations, we are pleased with the first quarter results that we have achieved. Loan balances experienced a moderate increase, while deposit growth has been strong. Our expansion into the Central Ohio market combined with that which we have undertaken in our northeastern Ohio markets, while negatively impacting our expenses, has positively improved our delivery system. The impact to our efficiency ratio remains within our expected parameters.”
Highlights for the first quarter of 2008 include:
•	Net interest income was $2.83 million, an increase of 8.4% from the $2.61 million reported for the comparable period of 2007. The net interest margin was 2.96% for the first quarter of 2008, down from the 3.46% reported for the first quarter of 2007. Growth in deposit products has primarily been in certificates of deposit, which generally carry higher costs compared to checking and savings products. Also contributing to the shift in the net interest margin was an increase in the total of non-performing loans.

•	Non-interest income increased $15,000 for the three-month period of 2008 over the comparable 2007 period. This increase was the result of higher service charge revenue associated with an increase in the number of deposit accounts, expanded ATM/Debit card usage, and an increase in revenue from investment services. This was off-set by earnings on bank-owned life insurance, which was $2,000 lower during the first quarter of 2008 than the same period of 2007.

•	Non-interest expense of $2,516,000 for the first quarter of 2008 was 10.6%, or $242,000, higher than the first quarter of 2007. Increases in salaries and employee benefits of $89,000, occupancy expense of $62,000, and equipment expense of $24,000, were largely attributable to the opening of the Newbury banking office and the Cortland loan production office, as well as the expansion into Central Ohio. Other expense items contributing to the increase were franchise tax and data processing charges, both directly associated with the growth of the company.

•	Total deposit growth for the first quarter of 2008 was $14.9 million. Time deposits increased $14.4 million, interest-bearing deposit accounts grew $4.5 million, while money market accounts grew $1.4 million. Offsetting this growth were declines in non-interest bearing deposits of $1.8 million and savings accounts of $3.6 million. Net loans at March 31, 2008, stood at $311.6 million, reflecting an increase of $5.4 million for the quarter. Increases were seen in all loan categories with the greater growth being in commercial loans and in home equity lines of credit. Total securities increased from $86.0 million at December 31, 2007, to $98.8 million at March 31, 2008. The entire investment portfolio is classified as available for sale, which permits management the flexibility to move funds into loans as warranted by demand. Deposit growth during the quarter was greater than loan demand, which contributed to the increase in the securities portfolio.

•	Provision for loan losses was $75,000 for the 2008 first quarter, which was in line with the company’s plan. This level of provision, up from $45,000 during the first quarter of 2007, was reflective of the overall growth in the loan portfolio, as well as the higher level of non-performing loans. The provision is maintained at a level to absorb management’s estimate of probable inherent credit losses within the bank’s loan portfolio. At March 31, 2008, the allowance for loan losses as a percentage of total loans was 1.06%, nearly equal to the 1.07% reported at March 31, 2007. The ratio of non-performing loans to total loans stood at 1.30% at March 31, 2008. The comparable prior year figure was 0.67%. Net charge-offs for the first quarter of 2008 were $23,000, down from the first quarter 2007 level of $106,000. Annualized net charge-offs for the three months ended March 31, 2008 were 0.03%, compared to 0.17% at March 31, 2007.

•	Stockholders’ equity at March 31, 2008, was $35.2 million, or 7.84% of total assets. Book value as of March 31, 2008 was $22.86 per share. This was an increase of $2.20 per share, or 10.7%, over the March 31, 2007 book value.

•	In the first quarter of 2008, Middlefield paid a cash dividend of $0.25 per share. This represents an increase of 11.7% over the cash dividend paid during the first quarter of 2007. The 2007 cash dividend amount has been adjusted to reflect the 5% stock dividend paid by the company during the fourth quarter of 2007.

“Over the course of the last two years, we have made significant investments in both locations and personnel, “ stated Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp. “While these strategic decisions do carry some short-term costs, we are confident that the long-term impact upon our company will be very positive.”
“The challenges of interest rate compression and higher delinquencies are facing many financial institutions in our market and across the country,” Stacy continued. “While the slowdown in the housing market has been a notable weakness, we do not have any sub-prime loan exposure. We have, however, financed residential and construction mortgages, which have been affected by the slower demand.”
Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, Newbury, and Orwell, as well as a loan production office in Cortland, Ohio. On April 19, 2007, Middlefield Banc Corp. completed its acquisition of Emerald Bank, headquartered in Dublin, Ohio. Further information is available at www.middlefieldbank.com.
This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
(dollars in thousands, except per share amounts)

	(unaudited)
	March 31,	December 31,
Consolidated Balance Sheets (period end)	2008	2007
Assets
Cash and due from banks	$9,733	$9,073
Federal funds sold	4,091	8,632
Interest-bearing deposits in other institutions	110	110

Cash and cash equivalents	13,934	17,815
Investment securities available for sale	98,849	85,968
Loans:	314,915	309,446
Less: reserve for loan losses	3,351	3,299

Net loans	311,564	306,147
Premises and equipment	7,371	7,045
Goodwill	4,371	4,371
Bank-owned life insurance	7,223	7,153
Accrued interest receivable and other assets	6,425	5,774

Total Assets	$449,738	$434,273

	March 31,	December 31,
	2008	2007

Liabilities
Deposits:
Non-interest bearing demand deposits	$39,525	$41,348
Interest bearing demand deposits	24,092	19,566
Money market accounts	24,036	22,684
Savings deposits	73,300	76,896
Time deposits	216,820	202,424

Total Deposits	377,773	362,918
Short-term borrowings	2,090	1,511
Other borrowings	32,423	32,395
Other liabilities	2,203	2,488

Total Liabilities	$414,489	$399,312

Stockholders’ Equity
Common stock, no par value, 10,000,000 shares authorized, 1,525,324 and 1,519,887 shares issued	26,849	26,650
Retained earnings	14,097	13,747
Accumulated other comprehensive income	179	(53)
Treasury stock, at cost; 165,208 shares in 2008 and 151,745 shares in 2007	(5,875)	(5,383)

Total Stockholders’ Equity	35,249	34,961

Total Liabilities and Stockholders’ Equity	$449,738	$434,273

MIDDLEFIELD BANC CORP.
Consolidated Statement of Income
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2008	2007
INTEREST INCOME
Interest and fees on loans	$5,455	$4,530
Interest-bearing deposits in other institutions	5	56
Federal funds sold	79	131
Investment securities
Taxable interest	565	266
Tax-exempt interest	454	383
Other dividend income	29	25

Total interest income	6,588	5,392
INTEREST EXPENSE
Deposits	3,334	2,315
Short term borrowings	10	152
Other borrowings	414	312

Total interest expense	3,758	2,779

NET INTEREST INCOME	2,830	2,612
Provision for loan losses	75	45

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	2,755	2,567

NONINTEREST INCOME
Service charges on deposits	466	452
Investment securities gains (losses)	—	—
Earnings on bank-owned life insurance	70	72
Other income	102	98

Total non-interest income	637	622
NONINTEREST EXPENSE
Salaries and employee benefits	1,194	1,105
Occupancy expense	231	169
Equipment expense	146	122
Data processing costs	209	151
Ohio state franchise tax	117	96
Other operating expense	618	631

Total non-interest expense	2,516	2,274

Income before income taxes	877	915
Provision for income taxes	140	163

NET INCOME	$737	$752

	For the Three Months Ended
	March 31,
	2008	2007
Per common share data
Net income per common share — basic	$0.48	$0.50
Net income per common share — diluted	$0.47	$0.49
Dividends declared	$0.250	$0.224
Book value per share (period end)	$22.86	$20.66
Dividend payout ratio	52.08%	44.80%
Average shares outstanding — basic	1,548,043	1,502,170
Average shares outstanding — diluted	1,568,109	1,523,637
Period ending shares outstanding	1,541,807	1,506,510

Selected ratios
Return on average assets	0.66%	0.87%
Return on average equity	8.44%	9.98%
Yield on earning assets	6.59%	6.89%
Cost of interest bearing liabilities	4.13%	4.07%
Net interest spread	2.47%	2.83%
Net interest margin	2.96%	3.46%
Efficiency (1)	67.96%	66.28%
Equity to assets at period end	7.84%	8.71%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	March 31,	December 31,
Asset quality data	2008	2007
Non-accrual loans	$4,080	$3,744
Restructured loans	—	—

Non-performing loans	4,080	3,744
Other real estate owned	—	—

Non-performing assets	$4,080	$3,744

Allowance for loan losses	$3,351	$3,299
Allowance for loan losses/total loans	1.06%	1.07%
Net charge-offs:
Quarter-to-date	$23	$106
Net charge-offs to average loans
Quarter-to-date (annualized)	0.03%	0.17%
Non-performing loans/total loans	1.30%	0.67%
Allowance for loan losses/non-performing loans	82.95%	88.11%